FOR IMMEDIATE RELEASE                                       EXHIBIT 99.2


Investor Relations Contact:   Company Contact:
Michael W. Glickman           James P. Ashman
Lippert/Heilshorn & Associates CFO, CAI Wireless Systems, Inc.
212-838-3777                       518-462-2632


              CAI WIRELESS SYSTEMS, INC. BUYS-OUT REMAINING
                   BELL ATLANTIC HOLD ON MMDS SPECTRUM

        - CAI Extends and Increases Short-term Credit Facility -
    - Investor Succeeds to Bell Atlantic Preferred Stock and Debt and Agrees in Principle to Exchange for New Subordinated Debt -

     ALBANY, N.Y., February 18, 1998. CAI Wireless Systems, Inc. ("CAI") announced today that it had bought out the remaining interest of affiliates of Bell Atlantic Corporation ("BANX") under the so-called Business Relationship Agreement ("BR Agreement") pursuant to which BANX had retained the right to exercise options to utilize CAI's MMDS spectrum in certain of its major markets exclusively for Bell Atlantic video programming. Under the terms of the buy-out agreement, CAI also acquired BANX's approximately 9.9% stake in CS Wireless Systems, Inc., CAI's joint venture with Heartland Wireless Communications, Inc. in the mid-west.

     CAI also announced that it had simultaneously increased its short-term secured debt facility (the "Debt Facility") by an additional $18 million to $45 million. BANX received $7 million in senior secured notes of CAI (the "Secured BANX Notes") under the Debt Facility in consideration for the termination of the BR Agreement and the purchase of the CS Wireless shares. An additional note in the principal amount of $11 million was sold to an existing financial investor in the Company (the "Investor"). The Investor is the Company's senior secured lender and holder of the balance of the notes issued under the Debt Facility. The proceeds of the new note will be used for working capital and to meet certain other obligations of the Company into the first quarter of its fiscal year beginning April 1, 1998. All of the notes under the Debt Facility mature on June 1, 1998.

     As part of a series of transactions closing simultaneously with the foregoing, the Investor advised CAI that it had purchased from BANX all of BANX's remaining debt and equity interests in CAI, including the CAI preferred stock, subordinated note and certain warrants that represented BANX's initial $100 million investment in CAI in 1995 (collectively, the "BANX Securities"), as well as the new Secured BANX Notes issued by CAI in consideration for the termination of the BR Agreement and the purchase of the CS Wireless stock.

     CAI also announced that it had entered into an agreement in principle with the Investor, pursuant to which it would exchange all of the BANX Securities, together with accrued but unpaid interest and dividends thereon, for a new $30 million 12% subordinated note due 2003, subject to prepayment at a discount of up to $27 million prior to June 1, 1998 in the event that certain circumstances occur that result in the realization of a significant increase in the current market value of CAI's 12 1/4 % Senior Notes due 2002 (the "Senior Notes"). The exchange is subject to certain conditions, including documentation satisfactory to the parties. Pending the exchange, the Investor has waived all conversion features contained in the BANX Securities.

     Following the closings announced today, Bell Atlantic affiliates cease to hold any interests in CAI Wireless Systems, Inc. "We want to acknowledge Bell Atlantic for affording us the opportunity to terminate early its remaining options on CAI's wireless spectrum and the Company's related construction obligations, " said Jared Abbruzzese, CAI's chairman and chief executive officer. "While CAI's future is by no means certain, with this significant cloud over our spectrum lifted, we intend to redouble our efforts to locate a strategic partner to help CAI realize its potential for voice and data, as well as video applications." Mr. Abbruzzese added, "the Company will continue to work with its advisor BT Alex. Brown Incorporated in this process and to explore various restructuring alternatives."

BACKGROUND

At the inception of the arrangement in the spring of 1995, the BR Agreement was considered a strategic path to allow affiliates of Bell Atlantic and NYNEX to enter the subscription television market. It provided them the right to option digital transport systems constructed by CAI and CAI's MMDS spectrum in their respective operating territories as their delivery platform for digital video services. In anticipation of an option exercise, CAI constructed digital transport systems in Boston and Virginia Beach; however, no markets were optioned.

In anticipation of the BR Agreement, CAI acquired MMDS spectrum in a number of principal BANX markets, including the acquisition of ACS Enterprises, Inc., with analog subscription television businesses in Philadelphia, PA, Cleveland, OH and Bakersfield, CA, and wireless properties in Stockton/Modesto, CA. CAI also acquired analog subscription television businesses in New York City and Washington, D.C., and access to MMDS spectrum in Baltimore, MD, Boston, MA and Pittsburgh, PA. Combined with its analog systems in Virginia Beach, VA and Albany, NY, and other MMDS spectrum in various Upstate New York markets, these acquisitions made CAI the largest wireless cable company in terms of LOS households. Subsequently, CAI contributed certain MMDS properties outside the BANX region to the joint venture with Heartland Wireless Communications, Inc. know as CS Wireless Systems, Inc. BANX received its equity stake in CS Wireless in connection with that transaction

To finance the MMDS spectrum acquisitions and build-out of digital transport systems, among other things, BANX invested $100 million in CAI and the Company raised $275 million in a public offering of its Senior Notes in September 1995. The BANX investment consisted of $30 million in Term Notes, $70 million Senior Preferred Stock and warrants to purchase convertible preferred stock, which, when combined with the conversion features of the Term Notes and Senior Preferred Stock, resulted in the right to acquire up to 45% of the equity of CAI. None of the conversion features were ever exercised by BANX.

On December 13, 1996, the Company announced that it had agreed with BANX to suspend for one year CAI's obligation to reserve its MMDS spectrum for use by BANX as a video delivery platform and related construction obligations under the BR Agreement (the "Modification Agreement"). In addition to suspending CAI's obligations under the BR Agreement for one year, the Modification Agreement provided CAI (or its designee) the right to acquire all of the BANX Securities, including the convertible debt, preferred stock and warrants.

On April 30, 1997, the Company announced an amendment to the Modification Agreement that renegotiated the option to repurchase the BANX Securities, the termination of the BR Agreement and the repurchase of the CS Wireless shares for consideration of $40 million in cash and 100,000 shares of convertible junior preferred stock. The repurchase option was exercisable through February 28, 1998.

Upon the closing today of the transactions with the Company, the BR Agreement and the Modification Agreement have been terminated and BANX's equity stake in CS Wireless was transferred to CAI. Upon the closing of the purchase of the BANX Securities and the BANX Secured Notes by the Investor, BANX ceases to hold any securities of the Company.

CAI, based in Albany, NY, currently operates six analog-based MMDS subscription video systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC and Norfolk/Virginia Beach, VA, and provides Internet access services in Rochester, New York City and Boston. CAI also owns a portfolio of MMDS channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY, Providence, RI, Hartford, CT, Boston, MA, Baltimore, MD and Pittsburgh, PA. In addition, CAI owns approximately 50.7% of CS Wireless Systems, Inc., an MMDS operator based in Plano, TX.

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE RELATING TO CAI'S PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, INCLUDING PLANS OR OBJECTIVES RELATING TO CAI'S PRODUCTS AND SERVICES, CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE RECEIPT OF REGULATORY APPROVALS FOR ALTERNATIVE USES OF ITS MMDS SPECTRUM, THE COMPANIES' ABILITY TO ATTRACT ONE OR MORE NEW STRATEGIC PARTNERS AND THEIR WILLINGNESS TO ENTER INTO ARRANGEMENTS WITH CAI ON A TIMELY BASIS, THE TERMS OF SUCH ARRANGEMENTS, THE SUCCESS OF CAI'S TRIALS IN VARIOUS OF ITS MARKETS, THE COMMERCIAL VIABILITY OF ANY ALTERNATIVE USE OF MMDS SPECTRUM, CONSUMER ACCEPTANCE OF ANY NEW PRODUCTS OFFERED OR TO BE OFFERED BY CAI, SUBSCRIBER EQUIPMENT AVAILABILITY, TOWER SPACE AVAILABILITY, ABSENCE OF INTERFERENCE AND THE ABILITY OF CAI TO REDEPLOY OR SELL EXCESS EQUIPMENT, AS WELL AS OTHER FACTORS CONTAINED HEREIN AND IN CAI'S SECURITIES FILINGS. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT THE FINANCING OBTAINED BY THE COMPANY TO DATE WILL ENABLE CAI TO MEET ITS FUTURE CASH NEEDS.
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